SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 28, 2005

MAXXAM INC.
(Exact name of Registrant as specified in its Charter)

Delaware
(State or other jurisdiction of incorporation)

1-3924
(Commission File Number)

95-2078752
(I.R.S. Employer Identification Number)

1330 Post Oak Boulevard, Suite 2000 Houston, Texas (Address of Principal Executive Offices)	77056-3058 (Zip Code)

Registrant's telephone number, including area code: (713) 975-7600

Item 1.01	Entry into a Material Definitive Agreement

On April 1, 2005, the Registrant and Emily Madison entered into an Executive Employment Agreement (the "Employment Agreement"). The Employment Agreement has a three year term and provides for Ms. Madison to become the Registrant's Vice President, Finance at a beginning salary of $228,600 per year. Ms. Madison is also to be paid a one-time signing bonus of $37,500, an annual bonus of not less than $50,000, and an automobile allowance of $15,000 per year. She will also become a participant in the Registrant's capital accumulation plan, as well as be granted stock options in respect of 5,000 shares of the Registrant's Common Stock. This description is qualified in its entirety by the actual provisions of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

On March 28, 2005, the Registrant's Section 162(m) Compensation Committee (the "Section 162(m) Committee") adopted the 2005 bonus criteria (the "2005 Bonus Criteria") under the MAXXAM 1994 Executive Bonus Plan (the "Executive Plan") for eligible participants. For 2005, these persons are the Registrant's Chief Executive Officer (Charles E. Hurwitz), President and Chief Financial Officer (Paul N. Schwartz), and Vice Chairman and General Counsel (J. Kent Friedman). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public company for any compensation over $1.0 million paid to the chief executive officer and the four other most highly compensated officers of such company. Performance-based compensation is not subject to the deduction limit if certain requirements are met. The Executive Plan is designed to award bonuses meeting these requirements.

The 2005 Bonus Criteria in respect of Mr. Hurwitz were based upon improved consolidated financial results, certain subsidiaries undertaking new business opportunities or favorable developments in respect of the Registrant's racing operations, completion of an Extraordinary Transaction (as defined in the Executive Plan), improved earnings per share, and achievement by the Registrant's operating segments of their 2005 business plans. Mr. Hurwitz earns various specified amounts if such criteria are satisfied, subject to exercise by the Section 162(m) Committee of its "negative discretion" (the absolute discretion of the 162(m) Committee to reduce the actual bonus payable as the result of any of the criteria being achieved). The 2005 Bonus Criteria for Messrs. Schwartz and Friedman were based upon similar categories, although certain categories were narrowed or eliminated entirely to reflect their specific duties. Awards to Messrs. Schwartz and Friedman are also subject to the negative discretion of the 162(m) Committee. This description is qualified in its entirety by the actual provisions of the 2005 Bonus Criteria for Messrs. Hurwitz, Schwartz, and Friedman, copies of which are attached hereto as Exhibits 10.2, 10.3 and 10.4, respectively, and incorporated herein by reference.

As previously disclosed, on December 30, 2004, the Registrant and Ms. Diane Dudley, the Registrant's former Vice President, Chief Personnel Officer entered into a one-year Consulting Agreement (the "Consulting Agreement"). On March 28, 2005, the Registrant executed an undertaking (the "Undertaking") in favor of Ms. Dudley, which document indemnifies Ms. Dudley against certain matters in connection with her services under the Consulting Agreement. This description is qualified in its entirety by the actual provisions of the Undertaking, a copy of which is attached hereto as Exhibit 10.5 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

10.1	Executive Employment Agreement between the Registrant and Emily Madison

10.2	2005 Bonus Criteria for the MAXXAM Chief Executive Officer under the MAXXAM 1994 Executive Bonus Plan

10.3	2005 Bonus Criteria for the MAXXAM President and Chief Financial Officer under the MAXXAM 1994 Executive Bonus Plan

10.4	2005 Bonus Criteria for the MAXXAM Vice Chairman and General Counsel under the MAXXAM 1994 Executive Bonus Plan

10.5	Undertaking executed by the Registrant in favor of Diane Dudley

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2005	MAXXAM Inc. (Registrant) By: /S/ BERNARD L. BIRKEL Bernard L. Birkel Secretary and Senior Assistant General Counsel